Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	President	Corporate Communications, Inc.
	(972) 490-9600	(615) 324-7318
ASHFORD HOSPITALITY TRUST PRICES PREFERRED STOCK OFFERING
DALLAS — (September 15, 2010) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has priced an underwritten offering of 3,300,000 shares of its 8.45% Series D Cumulative Preferred Stock at $23.178 per share. The annual dividend for the preferred stock is $2.1125 per share, payable quarterly. The offering is expected to close on or about September 22, 2010.
Ashford expects to use the net proceeds of the offering to repay a portion of its outstanding borrowings under its existing senior credit facility, although it may use some of the net proceeds to redeem a portion of its Series B-1 Preferred Stock, or for other general corporate purposes.
UBS Investment Bank and Citi served as joint book-running managers for the offering, and Barclays Capital, Deutsche Bank Securities Inc. and FBR Capital Markets served as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any preferred stock nor shall there be any sale of such stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and prospectus related to the offering may be obtained from UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 1-877-827-6444 (ext. 561-3884), or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by calling (800) 831-9146.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, second mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s website at www.ahtreit.com.